                                                                     EXHIBIT 8.1

                    [LETTERHEAD OF WILLKIE FARR & GALLAGHER]



February 26, 1996



Trump Hotels & Casino Resorts, Inc.
Mississippi Avenue and The Boardwalk
Atlantic City, New Jersey  08401

Ladies and Gentlemen:

You have requested our opinion as tax counsel to Trump Hotels & Casino Resorts, Inc. ("THCR") concerning certain of the federal income and estate tax consequences in connection with the registration statement on Form S-4, filed heretofore with the Securities and Exchange Commission (the "SEC") on February 1, 1996 (No. 333-153) (which registration statement is hereinafter referred to as the "Registration Statement"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Registration Statement.

In rendering this opinion, we have reviewed the Registration Statement, the Amended and Restated Certificate of Incorporation of Taj Mahal Holding Corp., dated September 30, 1991, and such other documents that we deemed relevant. We have made inquiry as to the underlying facts that we considered to be relevant to the conclusion set forth in this letter. Further, the opinion expressed in this letter is based upon certain factual representations set forth in the Registration Statement and the assumption that the transactions will occur as described therein. We have no reason to believe that these representations and facts are not true but have not independently attempted to verify them. To the extent that we have examined and relied upon original documents or copies thereof in rendering the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to authentic original documents of all documents submitted to us as copies, and
(iii) the genuineness of all signatures.

Based on such facts, assumptions and representations and our review of such documents and information as we believed appropriate, and subject to the qualifications stated below, as of the date hereof, we are of the opinion that, under current law, the material federal income and estate

Trump Hotels & Casino Resorts, Inc.
February 26, 1996
Page 2

tax consequences resulting from the Merger Transaction to a holder of Taj Holding Class A Common Stock or Taj Holding Class B Common Stock and Taj Bonds will generally be as is described in the discussion of "Certain Federal Income Tax Considerations" in the Registration Statement.

This opinion is given as of the date hereof and is based on the Internal Revenue Code of 1986, as amended, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. Any such change may adversely affect or render inaccurate the opinion expressed herein. Further, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusion stated herein.

No opinion is expressed as to any matter not discussed herein.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the proxy statement-prospectus included therein.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER

WILLKIE FARR & GALLAGHER